UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to 240.14a-12

VERMILLION, INC.

(Name of Registrant as Specified In Its Charter)

György B. Bessenyei

Gregory V. Novak

Robert S. Goggin

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On February 21, 2013, György B. Bessenyei and Robert S. Goggin made a presentation to Institutional Shareholder Services Inc. regarding the Group’s (as defined below) nomination of Mr. Goggin to the board of directors of Vermillion, Inc. (“Vermillion”). A copy of the text of that presentation (the “Presentation”) is attached hereto as Exhibit 1. The Presentation is incorporated herein by reference.

*              *              *

THE PARTICIPANTS IN THE GROUP’S SOLICITATION OF PROXIES CONSIST OF ONLY MR. BESSENYEI, MR. NOVAK AND MR. GOGGIN (THE MEMBERS OF THE GROUP) AT THIS TIME. THE GROUP HAS FILED SOLICITING MATERIALS, WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON SCHEDULE 14A PURSUANT TO RULES 14a-12 AND 14a-6 OF THE RULES AND REGULATIONS PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. STOCKHOLDERS OF VERMILLION CAN OBTAIN COPIES OF THIS FILING, AS WELL AS PRIOR FILINGS BY THE GROUP PURSUANT TO RULE 14a-12 AND RULE 14a-6, AS WELL AS THE GROUP’S DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON JANUARY 29, 2013 (THE “PROXY STATEMENT”), WHICH TOGETHER CONTAIN THE REQUIRED INFORMATION UNDER SUCH RULE REGARDING THE IDENTITY AND BACKGROUND OF THE MEMBERS OF THE GROUP, AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS AND OTHERWISE, AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATING TO THE SOLICITATION OF PROXIES BY MEMBERS OF THE GROUP FROM THE STOCKHOLDERS OF VERMILLION, INC. FOR USE AT ITS 2012 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE PROXY STATEMENT HAS BEEN OR WILL BE FIRST SENT OR GIVEN TO VERMILLION, INC. STOCKHOLDERS ON OR ABOUT FEBRUARY 6, 2013 AND ALSO IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

EXHIBIT 1

Concerned Vermillion Stockholders Investor Presentation ------------------------------ February 21, 2013 Visit our website: www.savevrml.com 1

Notes Regarding This Presentation • This presentation includes information based on data found in filings with the SEC, independent industry publications and other sources. Although we believe that the data is reliable, we do not guarantee the accuracy or completeness of this information and have not independently verified any such information. We have not sought, nor have we received, permission from any third - party to include their information in this presentation. • Many of the statements in this presentation reflect our subjective belief. Although we have reviewed and analysed the information that has informed our opinions, we do not guarantee the accuracy of any such beliefs. • All stockholders of Vermillion Inc. are advised to read the definitive proxy statement a nd other documents relating to the solicitation of proxies by members of the group from the stockholders of Vermillion, I nc. For use at its 2012 because they contain important information, including information relating to the participants in such proxy solicitation. The definitive proxy statement was first mailed to stockholders of Vermillion, Inc on around February 6, 2012. The definitive proxy statement and form of proxy along with other relevant documents, are available at no charge on the SEC's website at http://www.sec.gov or Okapi Partners LLC ( Tel:212 297 0720 or email : info@okapipartners.com ) In addition, the Participants will provide copies of the definitive proxy statement without charge upon request. 2

• Situation Overview – Strategic Failures – Operational Failures – Business Development Failures • Our Qualifications and Proposals – Who we are – Proposals For Vermillion, Inc. Note: all data used in the presentation is for business years 2010 - 2011 and the first three quarters of 2012, except where it is stated otherwise. Agenda 3

We Strongly Believe That Vermillion Needs New Management And Board Vermillion Has A Collection Of Valuable Assets • OVA1 has unmatched sensitivity compared to main competitor product (CA - 125) • VASCLIR (PAD) test addresses over $1 billion potential market • OVA2 has potential to improve specificity with 10x market potential of OVA1 Board And Management Have Failed To Achieve Full Potential Of Vermillion • Mismanaged the relationship with Quest Diagnostics • Management has failed stockholders strategically and operationally • Weak business development inhibits company's prospects Quality Of Management And Board Of Directors Is Especially Crucial Now • OVA1 sales stagnating; cost structure must be re - examined • Business partner relations need to be revitalized and expanded • Management and Board of Directors not aligned with stockholder interests Electing Our Nominee As Director Could Maximize Stockholder Value • Our nominee will press hard for management accountability and will provide oversight and new ideas • Our nominee will represent solely the interests of shareholders 4

We Believe Leadership Has Failed On Many Dimensions • Secondary offering in February 2011 substantially diluted stockholders • Raised $21M In Public Offering , Yet Insufficient Funds For PAD Clinical Trial • Extending Quest Diagnostics Contract Exclusivity For An Additional 2 Years • Board Of Directors Has Sold Shares And Hardly Bought Any Operational Business Development Strategic • 95% of stockholder value lost in 3 years • OVA1 sales did not create any value for stockholders • Management turnover makes consistent strategy and execution difficult • Excessive Compensation For Management And Board Of Directors • Management has made overly optimistic projections • No meaningful OVA1 partner was contracted besides Quest Diagnostics • The So - Called “CEO Succession Plan ” • Appointment of James S. Burns as Chairman of the Board 5

Erosion 95% Of Stockholder Value In 3 Years 0 5 10 15 20 25 30 35 40 Jan-10 Mar-10 May-10 Jul-10 Sep-10 Nov-10 Jan-11 Mar-11 May-11 Jul-11 Sep-11 Nov-11 Jan-12 Mar-12 May-12 Jul-12 Sep-12 Nov-12 Jan-13 Vermillion Inc. share price since emerging from bankruptcy Operational Business Development Strategic 6 Source: Nasdaq

OVA1 Sales Did Not Create Any Value For Stockholders • Vermillion management invested heavily in an in - house sales force and other marketing support. • Quest Diagnostics has thousands of experienced sales representatives ready and able to do the same work. • We believe Vermillion mismanaged the relationship with Quest Diagnostics. • Board failed to intervene adequately when sales and marketing strategy turned out to be ineffective. Operational Business Development Strategic 7

Flat OVA1 sales for more than a year 0 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 4,500 Q2 '10 Q3 '10 Q4 '10 Q1 '11 Q2 '11 Q3 '11 Q4 '11 Q1 '12 Q2 '12 Q3 '12 Q4 '12 Number of sold tests 8 Source: Company’s 10Q & 10K filings Operational Business Development Strategic

Comparison of Product Revenue to Selling, General & Administrative Costs $0 $5,000,000 $10,000,000 $15,000,000 $20,000,000 $25,000,000 $30,000,000 $35,000,000 $40,000,000 SG & A Product Revenue 2012 2011 2010 Operational Business Development Strategic 9 Unsustainable Business Model

Management Turnover Makes Consistent Strategy And Execution Difficult Position Officer in 2010 Officer today Chief Executive Officer Gail S. Page Bruce Huebner (interim CEO), no permanent CEO Chairman of the Board Gail S. Page James S. Burns Chief Financial Officer Sandra A. Gardiner position eliminated Chief Scientific Officer Dr. Eric Fung Dr. Donald G. Munroe VP of Corporate Strategy Ashish Kohli position eliminated Director of Reimbursement Jeffrey Salzman Carl Swanns (Reimbursement Specialist) 10 Lack of management continuity = lack of consistent strategy Operational Business Development Strategic

Excessive Compensation For Management And Board Of Directors Operational Business Development Strategic 11 • Page was compensated more than $9 million while CEO. • Page was terminated as CEO in May 2012 but remained in the job until December 2012. As a result of her “termination” she collected $385,000 severance in cash. • After departing as CEO, Page was immediately contracted as a consultant for six months with a salary roughly in par with the new interim CEO • Page’s new consulting contract rivals the interim CEO’s salary but for considerably less work. • All seven current or past members of the Board have been compensated over $13 million since 2010. • While Board members were collecting millions, shareholders lost over $200 million or 95% of market capitalization. • Board members’ compensation rivals R&D spending levels.

Board’s Compensation Compared To R&D Spending & Product Revenue In 2010 - 2012 $- $2,000,000 $4,000,000 $6,000,000 $8,000,000 $10,000,000 $12,000,000 $14,000,000 Board's compensation R&D spending Product revenue 12 Operational Business Development Strategic

Management Has Made Overly Optimistic Projections (1/2) 13 Source: *DISCLOSURE STATEMENT FOR DEBTOR’S FIRST AMENDED PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, EXHIBIT "C - 1". Filed by Vermillion in the United States Bankruptcy Court for the District of Delaware on December 3, 2009 Operational Business Development Strategic • In Dec 2009, Vermillion offered a projection regarding sales of OVA1 tests in 2010 and 2011. The document was signed off on by Burns, Page, and another director.* • Burns, Page, and another director, intentionally or not, provided projections that lacked any connection to reality. • The actual revenue missed the projections by 95% and 96%. • The Board lacks the ability or the will to make accurate projections. • Investors do not trust any projection presented by the Board, as led by James S. Burns.

Management Has Repeatedly Made Overly Optimistic Projections (2/2) 14 Operational Business Development Strategic Actual Revenue Forecast $- $10,000,000 $20,000,000 $30,000,000 $40,000,000 2010 2011

We Believe Leadership Has Failed On Many Dimensions • Secondary offering in February 2011 substantially diluted stockholders • Raised $21M In Public Offering, Yet Insufficient Funds For PAD Clinical Trial • Extending Quest Diagnostics Contract Exclusivity For An Additional 2 Years • Board Of Directors Has Sold Shares And Hardly Bought Any Operational Business Development Strategic • 95% of stockholder value lost in 3 years • OVA1 sales did not create any value for stockholders • Management turnover makes consistent strategy and execution difficult • Excessive Compensation For Management And Board Of Directors • Management has made overly optimistic projections • No meaningful OVA1 partner was contracted besides Quest Diagnostics • The So - Called “CEO Succession Plan ” • Appointment of James S. Burns as Chairman of the Board 15

Secondary Offering In February 2011 Substantially Diluted Stockholders • Vermillion filed a secondary offering of 4 million shares in Feb 2011. Vermillion chose a single underwriter instead of spreading the deal around. • Not endorsing the company’s prospects, Page added 100,000 shares of her own stock to the “green shoe” of the deal. • VRML shares dropped from $8.17 to $5.45 in a few days because of the mismanaged secondary offering. 34% of the market capitalization was lost in the same short time period. 16 Operational Business Development Strategic

VRML Share Price At Beginning And End Of Secondary Offering $5.00 $5.50 $6.00 $6.50 $7.00 $7.50 $8.00 $8.50 17 Source: NASDAQ Operational Business Development Strategic

Raised $21M In Secondary Offering, Yet Insufficient Funds For PAD Clinical Trial • We believe that PAD clinical trial expected to cost in the range of $10 million, depending on the requirements of the FDA. • The company closed 1Q11 with $40.2 million in cash. • Today, we believe the company cannot afford to run the clinical trial on its own; cash reserves dropped to $8 million at the end of 2012. • We believe the strategic mistake of excessively funding compensation, OVA1 sales force and marketing efforts, instead of saving cash for PAD clinical trial, made an unnecessarily challenging approval process. Opportunity for PAD is much larger than was for OVA1 18 Operational Business Development Strategic Source: Company 10Q filing

Board has overseen and enabled an extreme waste of cash $0 $5,000,000 $10,000,000 $15,000,000 $20,000,000 $25,000,000 $30,000,000 $35,000,000 $40,000,000 $45,000,000 1Q11 2Q11 3Q11 4Q11 1Q12 2Q12 3Q12 4Q12 Cash level 19 Operational Business Development Strategic Source: Company 10Q filings

Extending Quest Diagnostics Contract Exclusivity For An Additional 2+1 Years • Under terms of new agreement signed in 2010, Quest Diagnostics has 2+1 more years of exclusivity for OVA1, with option for an additional year. • Board decided to give the extension at the time when we believe the Quest partnership already showed some challenges. • OVA1 exclusivity with Quest now expires in Sep 2015 (assuming Quest chooses the optional extension). • In original agreement, Vermillion could have started renegotiating existing contract or looking for a new partner in 2012. 20 Operational Business Development Strategic

Board Of Directors Has Sold Shares And Hardly Bought Any 21 Source: Company documents Operational Business Development Strategic Board Members (current and former) VRML shares bought at open market Average Share price Invested amount James S. Burns 0 - $0 John F. Hamilton 0 - $0 Bruce A. Huebner 33,932 $1.70 $57,684 Peter S. Roddy 0 - $0 Carl Severinghaus (7,500) SOLD ($5.20) ($38,995) William C. Wallen 0 - $0 Gail S. Page (former Board member) (45,000) SOLD ($5.92) ($266,400) Total (18,568) SOLD ($247,711) Most Directors did not invest their own money into the company despite of millions dollars of cash compensation to the Directors. Two Directors (Page & Severinghaus ) SOLD some of their granted shares on the open market.

Group Members’ Interest Is Closely Aligned With Stockholders 22 Operational Business Development Strategic Group member VRML shares bought at open market Average Share price Invested amount Robert S. Goggin 137,900 $6.16 $849,464 George Bessenyei 90,500 $4.47 $404,274 Gregory V. Novak 21,700 $4.99 $108,265 Total 250,100 $5.45 $1,362,003 Group Members invested $1.3 million of their OWN money into Vermillion. They have every incentive to increase stockholder value.

We Believe Leadership Has Failed On Many Dimensions • Secondary offering in February 2011 substantially diluted stockholders • Raised $21M In Public Offering, Yet Insufficient Funds For PAD Clinical Trial • Extending Quest Diagnostics Contract Exclusivity For An Additional 2 Years • Board Of Directors Has Sold Shares And Hardly Bought Any Operational Business Development Strategic • 95% of stockholder value lost in 3 years • OVA1 sales did not create any value for stockholders • Management turnover makes consistent strategy and execution difficult • Excessive Compensation For Management And Board Of Directors • Management has made overly optimistic projections • No meaningful OVA1 partner was contracted besides Quest Diagnostics • The So - Called “CEO Succession Plan” • Appointment of James S. Burns as Chairman of the Board 23

No Meaningful OVA1 Partner Was Contracted Besides Quest Diagnostics • After nearly 3 years on the market, Vermillion has signed only one distribution agreement for OVA1 aside from Quest. • The only distributor other than Quest is Pronto Diagnostics, located in Israel. • OVA1 received CE Mark approval (European Conformity) in Sep 2010, but no European partner has been contracted. 24 Operational Business Development Strategic

The So - Called “CEO Succession Plan” 25 Operational Business Development Strategic • On May 15, 2012, Gail S. Page was terminated without cause as CEO. • Despite the termination, she remained in the job until December 2, 2012. • Page collected both her base salary and a severance package (total $738,000) in 2012. • Immediately after leaving as CEO she was engaged as a consultant by Vermillion, for an annualized pay range rivaling the interim CEO’s salary for considerably less work. • Company set up a “succession committee” in May, 2012, with the task of finding a new CEO. Even almost nine months later, no new permanent CEO has been found. • In December 2012, Bruce Huebner, member of the Board since 2011, was appointed interim CEO. Huebner was and is a member of the search committee, which we believe is an obvious conflict of interest. The Group believes that: • There has never been a genuine attempt to find a new CEO, independent from the current Board. • Page was “terminated” in May only as part of a sophisticated plan to disfranchise stockholders (see slide: Disfranchisement of Stockholders). • Installing an existing Board member as CEO will not restore investor confidence.

Appointment of James S. Burns as Chairman of the Board • Burns, a long - time Board member since 2005, was appointed Chairman of the Board on September 29, 2011 • $127 million of loss has been accumulated at Vermillion under the auspices of Burns during his tenure on the Board since 2005 • We encourage stockholders to consider how all public companies under Burns’ leadership have fared 26 Company Position Appointed to the Board Resigned Share Performance Entremed , Inc. ( Nasdaq : ENMD) President & CEO 06/16/2004 12/12/2008 88% loss ($2.14 to $0.25) Symmetry Medical, Inc. (NYSE: SMA) Director 4/27/2006 still on the Board 44% loss ($19.90 to $11.09) Vermillion, Inc. ( Nasdaq : VRML) Chairman 6/8/2005 still on the Board 95% loss ($25.40 to $1.23) The table above depict Burns' track record at all public companies for which he was (or is) a Director, CEO or Chairman. We a re not aware of any other public company where Burns has served on the Board. All data is as reported by NASDAQ or the NYSE on February 15, 2013, as applicable, and is derived from publicly available sources. Vermillion share price is listed since emerging from bankruptcy. Operational Business Development Strategic Robert S. Goggin , when elected, will advocate for the resignation of Mr. Burns

Agenda 27 • Situation Overview – Strategic Failures – Operational Failures – Business Development Failures • Our Qualification and Proposals – Who we are – Proposals For Vermillion, Inc.

Group Director Nominee: Robert S. Goggin , A True Stockholder Advocate • Robert S. Goggin, III, a graduate of St. Joseph’s University and Widener University School of Law, began his career in the Philadelphia District Attorney’s Office in 1989 as a prosecutor. Thrust directly into the courtroom, Bob’s skills sharpened through the years of trial work designed to protect the citizens of Philadelphia. • Bob Goggin put these skills to work after leaving the DA’s office. He represented various unions including correctional officers, tradesmen and laborers. This additional level of experience increased his litigation, reconciliation and management abilities. • Bob’s success in many cases has resulted in numerous million dollar verdicts. • Long term Vermillion stockholder. Advocated for change in Vermillion management since early 2011; time has proven his ideas are sound. 28 Who we are Proposal for Vermillion Goggin to restore board leadership and imbue a sense of accountability to stockholders

Oxford Educated Group Members, with experience of running larger and more complex businesses than Vermillion 29 Who we are Proposal for Vermillion Gregory V. Novak , Gregory V. Novak, 50 years old, is a lawyer in private practice and Managing Partner and CEO of Novak Druce Connolly Bove + Quigg , LLP (“Novak Druce ”), a law firm with offices in Washington, D.C., Houston, San Francisco, Silicon Valley and West Palm Beach. Mr. Novak serves as national intellectual property counsel to a number of publicly - traded corporations. He also manages Novak Druce’s prominent patent re - examination practice. Mr. Novak also is a founder and director of MicroBios , Inc. (“ MicroBios ”), a privately - owned early stage company involved in the research and development of advanced microbiological solutions principally directed toward the beef, dairy and food safety industries. In 2009, Mr. Novak launched the Novak Druce Centre for Professional Service Firms at the University of Oxford’s Said Business School. Mr. Novak is also a partner in HalberdCross LLC, a private equity firm, and a partner in Oxford Capital Group, a business and financial advisory firm. In addition to sponsoring the Novak Druce Centre, Mr. Novak sits on the Business Advisory Council at the University of Oxford, is a board member of the Said Business School, and is Chairman of the Global Said Business School Alumni Association. He is also an active alumnus of Rice University where he is a Community Associate at Will Rice College, sits on the Annual Fund Committee and is a Fundraising Challenge sponsor of two colleges. He also sits on the board of the Max Planck Institute Foundation, a scientific research organization. George Bessenyei , Entrepreneur and business leader, at 37 years old, George has over 15 years experience in corporate acquistions , crisis management, and the start - up and management of high technology businesses. Graduating with a degree in Economics from Szent Istvan University in Budapest, George founded his first company while still studying. With expertise in growth planning and realization, international trade, leadership and running businesses, George helps entrepreneurs with energy and vision to become successful. George is also a respected, and published, thought leader on technologies. George has founded and served as CEO for several technology firms, with revenues of up to $50 million per year. He currently works as a Switzerland - based investment advisor and analyst for high net worth individuals and corporations. George also holds a MBA from Oxford University.

Goggin vs. Board Nominee 30 Robert S. Goggin Board Nominee Vermillion stockholder Yes No Advocating for change at Vermillion since early 2011 Yes No Called for the removal of Gail S. Page, former CEO & president Yes No Independent from current Board of Directors Yes No Opposed by Gail S. Page and James S. Burns as Board Nominee Yes No Experienced in representing the interest of other people Yes No Nominated by independent stockholders Yes No

The Group’s Five Point Turnaround Plan (1/3) 1. Restore Investor Confidence When elected, Bob Goggin will present to the Board a roster of fully qualified CEO candidates who will serve the interests of the shareholders.* Mr. Goggin will also strongly advocate for a new Chairman of the Board, and call for the resignation of the current Chairman, James S. Burns. We believe that the Board’s actions alienated the investing public. We also believe that long - term investors are hesitant to invest in a company where directors are actively fighting off stockholders with frequent bylaw changes. The attitude of the Board toward stockholders must radically change. Mr. Goggin will relentlessly push for this change. Once these necessary changes in leadership and attitude are complete, we believe that previous investors will start coming back to the Company, and new investors will take interest. 31 Who we are Proposal for Vermillion * Although the Group has identified and started preliminary discussions with potential CEO and Chairman candidates , no arrangements or understandings have currently been reached with any of these potential candidates.

The Group’s Five Point Turnaround Plan (2/3) 2. Explore Alternative Cash - flow Positive Deals for OVA1 OVA1 is a product with what we believe is unmatched sensitivity. At present, only about half of the US market is exclusively licensed to Quest Diagnostics, Inc. That leaves a huge, untapped market share open to new licensing. With honest and capable management in place, Vermillion will be able to proactively seek new partners for the hospital systems and other areas not covered by the Quest agreement. The potential here remains enormous. In addition, OVA1 enjoys significant international intellectual property protection. OVA1 has both a CE mark and a European Patent, making it market - ready in the European Union. The Company has long overlooked the European licensing possibilities — something that Bob Goggin will change once he is on the Board. We believe that both domestic and international licensing will provide the necessary cash injections to promote profitability and growth. 3. Fix The Medicare Denial Rate Medicare still covers OVA1 only for two ICD - 9 diagnosis codes. This makes it difficult to gain reimbursement for many administered tests, causing significant challenges to improving sales. There are tested and proven ways to extend Medicare coverage for more ICD - 9 codes, which would enable higher OVA1 sales. Vermillion has to request a Local Coverage Determination (LCD) reconsideration in order to extend the ICD - 9 coverage. Bob Goggin will press for immediate action in this regard. 32 Who we are Proposal for Vermillion

The Group’s Five Point Turnaround Plan (3/3) 4. Focus On Increasing Market Penetration The current Vermillion management talks a lot about obtaining private payer coverage, and about how this would be really beneficial for all stockholders. Aetna is expected to review its policy in April 2013. Other companies usually do their annual reviews during the fourth quarter. We believe that OVA1 has a good chance of obtaining reimbursement from many third - party payers — especially after the peer - reviewed publication of the OVA500 study. Nevertheless, what we believe the current management focus has only been on the already - covered market, where no reimbursement obstacle exists. According to the Company, 95 million people are currently insured; approximately 0.5% of women experience adnexal masses. This yields a patient market of approximately 475,000 — one that is already fully insured. Despite the size of this estimated market, the Company is only selling about 17,000 tests per year. It has had practically zero sales growth throughout 2012. 5. Accelerate Development of PAD Test ( Vasclir ) We believe that a clinical trial is probably needed to get FDA approval of the PAD ( Vasclir ) test. We estimate that the cost of such a trial could be in the range of $10 million. Partnering with companies like Roche or Siemens is difficult at this point, due to the exclusivity agreement with Quest Diagnostics. Developing PAD is very capital - intensive. Therefore, Vermillion may have to wait until its market valuation recovers in order to raise the necessary capital on beneficial terms. If the vision above is acted upon by new management that is honest and capable, we believe that recovery will happen quite quickly.. 33 Who we are Proposal for Vermillion

The Group’s Actions Have Already Proven To Benefit Stockholders (1/2) $- $5.00 $10.00 1/3/2011 2/3/2011 3/3/2011 4/3/2011 5/3/2011 6/3/2011 7/3/2011 8/3/2011 9/3/2011 10/3/2011 11/3/2011 12/3/2011 Share price BEFORE the activity of the Group in 2011 34 $- $5.00 $10.00 Share price AFTER the activity of the Group Source: Nasdaq , cut off date for the charts is 12/15/2011, when Group Member Bessenyei posted his first public letter to stockholders. The Group was organized a few weeks later in January.

The Group’s Actions Have Already Proven To Benefit Stockholders ( 2/2 ) 35 Currently The Group’s tools are limited to create stockholder value, but once Robert S. Goggin is elected to the Board, we can proceed to more directly advocate with our Five Point Plan and unlock the value of Vermillion Who we are Proposal for Vermillion • 2012 was the first year since coming out of bankruptcy in which Vermillion’s stock did not close the year lower than where it started. • Group Member Bessenyei posted his first public letter to stockholders on December 15, 2011, followed by articles and organization of the Group in January 2012 . • Stock performed better than before despite a mix of negative ( e.g. losing a third of the company’s cash to Quest) and positive (e.g. CPT1 code for OVA1) news . • For the first time for Vermillion, The Group provided a real alternative to stockholders and many stockholders held on to their shares in hopes of change . • As a result of the Group’s pressure, Gail S. Page is no longer CEO.

Rehiring Valuable Lost Talent • In the recent past, some very good people, like Dr. Eric Fung, with valuable knowledge, skills and experience have left Vermillion. • We believe talented people, who were always considered as assets by stockholders, would be interested in working again at Vermillion under a new CEO and Chairman. 36 Who we are Proposal for Vermillion

Improving Communication With Stockholders And Markets • We believe that current leadership failed to adequately communicate the market potential of current and future products. • Considerable money was spent by management to fight off and alienate its own stockholders. • Our Board of Directors nominee will fight to establish transparent and honest communications with investors and markets. 37 Who we are Proposal for Vermillion

Events leading to the stockholder meeting: Ent renchment and lack of proper corporate governance 38

Disfranchisement of Stockholders • The Board eliminated a contested Board seat on May 16,2012, just weeks before the expected date of 2012 Annual Stockholder Meeting, months after The Group lawfully nominated TWO directors.* • One reason Vermillion offered for this sudden board reduction – an effort to save the Company’s cash – is demonstrably false. Vermillion’s own amended 10 - K makes clear that Vermillion’s directors are paid only in restricted stock and do not receive any cash consideration . • Gail S. Page, former CEO, whose seat was eliminated on May 16, 2012, remained in the job until December 2, 2012. This strongly suggest that the only purpose of eliminating the seat was interfering with shareholder democracy. • The decision effectively disfranchised the approximately 5,000 beneficial owners of common stock. • The loss of the seat decreased the ability of stockholders to have a meaningful say in the management of Vermillion, because they now can only elect one new director rather than two. • The company has trumpeted this disfranchisement in press releases on November 19 and 27, 2012, as if retaining management’s and Board’s current self - serving control were something of which to be proud. We believe that long - term investors are hesitant to invest in a company where directors are actively fighting off stockholders with frequent bylaw changes. 39 *Two members of the Group, Bessenyei and Goggin (the “Plaintiffs”), filed a complaint with the Court of Chancery of the State of Delaware ( the “Court ”) on May 25, 2012 requesting declaratory and injunctive relief to void the Amendment and reinstate the seventh seat on the Board, alleging, among other things, that the Amendment was invalid and improper, and that the members of the Board breached their fiduciary duties and otherwise violated applicable Delaware law when they approved the Amendment (the “Delaware Litigatioan ”). The Company filed a motion to dismiss the Plaintiff’s complaint on procedural grounds alleging that the required verification of the amended complaint was improperly notarized. The Court granted this motion to dismiss on November 16, 2012 without reaching the merits of the substantive allegations set forth in the complaint. On December 10, 2012, the Pla int iffs filed a notice of appeal of the Court’s decision to the Delaware Supreme Court (the “Appeal”). It is expected that no decision with respect to the App eal will be issued until following the date of the Annual Meeting. The Plaintiffs have not, and do not expect to, request the Delaware court to issue an order d ela ying the Annual Meeting until the Delaware Supreme Court issues its decision on the Appeal. As a result, the Amendment remains in full force and effect, and therefore, there is only one Class III director position to be filled by the vote of the Company’s stockholders at the Annual Meeting. Following the release of the Court’s decision, the Group decided that it will nominate Mr. Goggin for election as the sole Class III director of the Company. Should the Plaintiffs be successful in the Appeal and trial on the merits following success on the Appeal, they expect to request that the Court, among other things, order the Company to call for a special meeting of the stockholders to elect a director to fill the resulting vacancy on the Board and prohibit the Board from otherwise fill ing such vacancy.

Wrongfully Delayed Stockholder Meeting • The Group nominated Robert S. Goggin as Director Nominee for the 2012 Annual Meeting a year ago, on February 15, 2012. The last Annual Stockholder Meeting was held on June 6, 2011 • On November 16, 2012 the Delaware Chancery Court (“Court”) imposed delay to call the Annual Meeting ended (see slide: Disfranchisement of Stockholders). • On December 26, 2012 Group member Bessenyei sent a letter to the Company, calling to the Board's attention its intentional violation of relevant laws and rules and the Company's Bylaws governing annual stockholder meetings. • Shortly thereafter, on January 3, 2012, NASDAQ sent the Company a "Delisting Notice" notifying the Company that it is not in compliance with NASDAQ's Listing Rule 5620(a), which requires the Company to hold an annual meeting of stockholders no later than one year after the end of the Company's fiscal year - end (read: December 31, 2012). • Rather than simply call the Annual Stockholder Meeting as required by NASDAQ, the Company's bylaws and applicable provisions of Delaware law, the Company on January 7, 2013 gave notice that it intended to appeal the NASDAQ's determination. • On January 9, 2013, Bessenyei filed a complaint in the Court, asking the Court to order the Company to call and hold an annual meeting of stockholders at the earliest practicable date. • On January 16, 2013, the parties held a teleconference with the Vice Chancellor of the Court to discuss scheduling of the Litigation and the timing of the Annual Meeting. The Company subsequently set the date of the Annual Meeting for March 21, 2013. 40 Board did not call the stockholder meeting until after it was taken to Court to do so!

Wrongfully Delayed Stockholder Meeting: Timeline 41 Nov Dec Jan Feb March Apr January 9, 2013, Bessenyei filed a complaint in the Delaware Chancery Court asking the Court to order the Company to call and hold an annual meeting of stockholders On December 26, 2012 Group member Bessenyei sent a letter to the Company, calling to the Board's attention its intentional violation of relevant laws and rules and the Company's Bylaws governing annual stockholder meetings. January 3, 2012, NASDAQ sends Vermillion a "Delisting Notice" Court imposed delay ends on November 16, 2012 January 18, 2013 Vermillion sets meeting date to March 21, 2013, after first court hearing in Delaware. March 21, 2013, Vermillion’s 2012 Stockholder Meeting will be held over 5 months after the court imposed delay ended. 45 p ossible meeting dates not violating NASDAQ rules and avoiding delisting notice Board did not call the stockholder meeting until after it was taken to Court to do so!

We have shown that Vermillion management and Board has failed stockholders strategically and operationally, resulting in an undervalued company that is not well positioned for future. It’s Time To Vote For Change! 42